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                                                                      EXHIBIT 12

   TELEPHONE AND DATA SYSTEMS, INC.
   RATIOS OF EARNINGS TO FIXED CHARGES

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   (Dollars In Thousands)
                                                                           12 Months Ended
                                                                              12/31/01
                                                                           ---------------
EARNINGS:
   Income (Loss) from Continuing Operations before income taxes              $  (172,000)
     Add (Deduct):
      Earnings on Equity Method                                                  (49,376)
      Distributions from Minority Subsidiaries                                    16,644
      Minority interest in pre-tax income of subsidiaries that
        do not have fixed charges                                                 (9,764)
                                                                             ------------
                                                                                (214,496)
     Add fixed charges:
      Consolidated interest expense                                              128,519
      Interest Portion (1/3) of Consolidated Rent Expense                         18,645
                                                                             ------------
                                                                             $   (67,332)

FIXED CHARGES:
      Consolidated interest expense/TOPRS                                    $   128,519
      Interest Portion (1/3) of Consolidated Rent Expense                         18,645
                                                                             ------------
                                                                             $   147,164

RATIO OF EARNINGS TO FIXED CHARGES(1)                                              (0.46)
                                                                             ============

      Tax-Effected Redeemable Preferred Dividends                            $        59
      Fixed Charges                                                              147,164
                                                                             ------------
        Fixed Charges and Redeemable Preferred Dividends                     $   147,223

RATIO OF EARNINGS TO FIXED CHARGES
     AND REDEEMABLE PREFERRED DIVIDENDS                                            (0.46)
                                                                             ============

      Tax-Effected Preferred Dividends                                       $       824
      Fixed Charges                                                              147,164
                                                                             ------------
        Fixed Charges and Preferred Dividends                                $   147,988

RATIO OF EARNINGS TO FIXED CHARGES AND
     PREFERRED DIVIDENDS                                                           (0.45)
                                                                             ============
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(1) The dollar amount of the deficiency resulting in a negative ratio is
    $214,496. In 2001, TDS recognized a pre-tax loss of $548,305 primarily as a result of two merger transactions. The conversion of TDS's investment in common stock of VoiceStream Wireless Corporation into shares of Deutsche
    Telekom and cash pursuant to a merger of VoiceStream and Deutsche Telekom resulted in a pre-tax loss of $644,929. The conversion of TDS's investment in common stock of Illuminet Holding, Inc into shares of
    VeriSign, Inc. pursuant to a merger resulted in a pre-tax gain of
    $96,137. The loss and gain, respectively, were the result of the change in the market price of VoiceStream and Illuminet stocks between the time
    TDS acquired such stock and the date of the merger transactions.
    Excluding this amount, the ratio of earnings to fixed charges for the twelve months ended December 31, 2001 would be 3.27.